Exhibit 99.1

Press Release-For Immediate Release

NeuroMetrix, Inc. Expands Board of Directors with Addition of Charles R. LaMantia, Ph.D.

WALTHAM, Mass.—(BUSINESS WIRE)—November 16, 2004—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to diagnose neuropathies, announced today that its Board of Directors has appointed Charles R. LaMantia, Ph.D., as a new member of the Company’s Board of Directors effective today.  It is intended that Dr. LaMantia will also serve on the Company’s audit committee.

Dr. LaMantia has over thirty years of experience in business and technology.  He currently serves on the Board of Directors of the State Street Corporation, including as chairman of the audit committee.  He is also a member of the Corporation of Woods Hole Oceanographic Institute and of the Advisory Board of the Carroll School of Management, Boston College.  He retired in July 1999 as Chief Executive Officer, Chairman, and President of Arthur D. Little, Inc., a worldwide professional service firm with activities in management consulting, technology and product development, and environmental, health and safety, a position that he had held since July 1988.    Previously, he spent five years as President and Chief Executive Officer of Koch Process Systems, Inc. (KPS), a wholly owned subsidiary of Koch Industries.  Dr. LaMantia received a B. A. (magna cum laude) and B. S., M. S., and Sc. D. degrees in chemical engineering from Columbia University and completed the Advanced Management Program at Harvard Business School.  He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi.

“We are honored to have an individual with the breadth of experience and achievements of Dr. LaMantia join our Board of Directors,” said Dr. Shai N. Gozani, President and Chief Executive Officer.  “Charlie will bring a wealth of business, management and technical knowledge to NeuroMetrix as we continue to grow the business and build a premier medical device company.”

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in over 2,000 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

Contact:

                Nicholas J. Alessi

                Director of Finance
                NeuroMetrix, Inc.
                781-890-9989
                neurometrix.ir@neurometrix.com
                SOURCE: NeuroMetrix, Inc.